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                                                                    Exhibit 16.3


June 16, 2006




Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:  Ivivi Technologies, Inc.

Commissioners:

We have read the statements by Ivivi Technologies, Inc. ("the Company") contained under the caption "Changes In And Disagreements With Accountants on Financial And Accounting Disclosure" appearing in the Company's Form SB-2/A filed with the Securities and Exchange Commision on or about June 16, 2006.

Stonefield Josephson, Inc. agrees with the statements in the first paragraph under that caption that we were appointed as the Company's independent registered public accounting firm on July 1, 2005 and that we were dismissed by the Company on March 7, 2006, however we have no basis to agree or disagree with the other comments in that paragraph.

We agree with the statements regarding Stonefield Josephson in the second paragraph, however we have no basis to agree or disagree with the Company's statement that they have subsequently revised the 2005 financial statements.

We agree with the statements regarding Stonefield Josephson in the third paragraph.

We agree with the statement regarding us in the first sentence of the eighth paragraph, however we have no basis to agree or disagree with the statements in the remainder of that paragraph.

We have no basis to agree or disagree with the statements in the fourth, fifth, sixth, seventh and ninth paragraphs.


Very truly yours,

/s/Stonefield Josephson, Inc.

Stonefield Josephson, Inc.